Exhibit 1.1

AMENDMENT NO. 1 TO AT MARKET SALES AGREEMENT

July 6, 2026

Chaince Securities, LLC

1251 Avenue of the Americas, 41st Floor

New York, NY 10020

Ladies and Gentlemen:

Wetour Robotics Limited, an exempted company incorporated in the Cayman Islands (the “Company”), and Chaince Securities, LLC (the “Agent”), are parties to that certain At Market Sales Agreement dated May 15, 2026 (the “Sales Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement. The Company and Agent desire to amend the Sales Agreement as set forth in this Amendment No. 1 thereto (this “Amendment No. 1”) as follows:

1. As of the date hereof, the references to “Prospectus Supplement” shall refer to the prospectus supplement relating to the offering and sale of the Placement Shares filed by the Company with the Commission pursuant to Rule 424(b) on May 15, 2026, as amended by the prospectus supplement filed by the Company on the date hereof, in the form furnished by the Company to the Agent in connection with the offering of the Placement Shares.

2. As of the date hereof, the aggregate offering price of Placement Shares that may be issued and sold pursuant to the Sales Agreement is hereby increased from $17,000,000 to $50,000,000. All references to “$17,000,000” in Section 1 of the Sales Agreement are hereby amended to read “$50,000,000.”

3. As of the date hereof, (a) all references to the “Agreement” or “this Agreement” in the Sales Agreement shall mean the Sales Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Sales Agreement shall continue to refer to the date of the Sales Agreement; and (b) all references to “the At Market Sales Agreement, dated May 15, 2026” or similar identifying references set forth in Schedule 1, Schedule 2 and Exhibit 7(l) of the Sales Agreement are revised to read “the At Market Sales Agreement, dated May 15, 2026, as amended by Amendment No. 1, dated July 6, 2026.”

4. In connection with this Amendment No. 1, the Company shall deliver or cause to be delivered to the Agent: (i) a certificate in the form of Exhibit 7(l) to the Sales Agreement, dated the date hereof; (ii) a written opinion and a negative assurance letter of Company US Counsel (as defined in the Sales Agreement) covering the Placement Shares in the increased aggregate offering amount; and (iii) a written opinion of Company Cayman Islands Counsel covering the Placement Shares in the increased aggregate offering amount; and (iv) a written opinion of Company PRC Counsel covering the Placement Shares in the increased aggregate offering amount, including an opinion as to the legality, validity, binding nature and enforceability of the VIE Agreements under PRC law, in each case in form and substance reasonably satisfactory to the Agent. Notwithstanding Section 7(n) of the Sales Agreement, the Agent hereby waives the delivery of an updated Comfort Letter from the Company’s independent accountants in connection with this Amendment No. 1.

5. The Company has taken all necessary action to authorize the execution, delivery and performance of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by or on behalf of the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. Any consent, approval, authorization, order, registration or qualification of or with any governmental authority required for the execution, delivery and performance by the Company of this Amendment No. 1 has been obtained and is in full force and effect.

6. The Company will pay reasonable and documented fees and disbursements of counsel to the Agent of up to $10,000 incurred in connection with this Amendment No. 1 and other related documents.

7. Except as specifically set forth herein, all other provisions of the Sales Agreement shall remain in full force and effect.

8. This Amendment No. 1, together with the Sales Agreement (including all schedules and exhibits attached thereto), constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment No. 1 nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment No. 1.

9. THIS AMENDMENT NO. 1 AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS. THE COMPANY AND THE AGENT EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 1 OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE UNDER OR IN CONNECTION WITH THIS AMENDMENT NO. 1 OR ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE SALES AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

11. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 1 shall constitute a binding amendment to the Sales Agreement between the Company and the Agent.

Very truly yours,

WETOUR ROBOTICS LIMITED

By:	/s/ Nan Zheng
Name: Nan Zheng
Title: Chief Executive Officer

ACCEPTED as of the date first-above written:

CHAINCE SECURITIES, LLC

By:	/s/ Wilfred Daye
Name: Wilfred Daye
Title: CEO

[Signature Page to Amendment No. 1 to At Market Sales Agreement]

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